NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of American Depositary Shares (Each representing 100 Class H Shares) (the "American Depositary Shares") of CNOOC Limited (the "Company") from listing and registration on the Exchange on October 25, 2021, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the American Depositary Shares are no longer suitable for continued listing and trading on the NYSE. The Exchange reached its decision pursuant to Listed Company Manual Section 802.01D in light of Executive Order 13959 (the "Order" or "E.O. 13959"), which was signed on November 12, 2020 and updated guidance provided by the Office of Foreign Assets Control ("OFAC") on January 27, 2021 in General License 1A and FAQ 879. Pursuant to section 1(a)(ii) of E.O. 13959, prohibitions relevant to entities listed on the NS-CCMC List pursuant to section 4(a)(iii) take effect beginning 9:30 a.m. eastern time on the date that is 60 days after such listing. Accordingly, the relevant prohibitions with respect to CNOOC Limited, which was added to the NS-CCMC List on January 8, 2021, began on March 9, 2021. Pursuant to these announcements, the Exchange determined that the American Depositary Shares of the Company should be suspended from trading as of March 9, 2021 and advised the Company that it had also determined to commence proceedings to delist pursuant to Section 802.01D of the New York Stock Exchange Listed Company Manual (the "Manual") as the Company was "no longer suitable for listing." A press release regarding the suspension and delisting was issued and posted on the Exchange's website on February 26, 2021. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the "Committee") the determination to delist the American Depositary Shares, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. On March 10, 2021, the Company requested a review of the determination by the Committee. On October 8, 2021, the Committee affirmed the determination of the Exchange to delist the American Depository Shares of the Company. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.